Interim Agreement to Operate China Peregrine Project

      1. Introduction. This Agreement is made this 5 day of April, 1997, by and among China Peregrine International, Inc. (CPII), as the General Partner of China Peregrine Enterprises, Limited (CPEL), Dale Reese (Reese), Charles J. Beech (Beech), Paul Downes (Downes), Tamarind Management, Ltd. (Tamarind) and China Peregrine Food Corporation (CPFC).

      2.   Considerations.   The following facts and events have been duly
considered by the parties in entering into this Agreement:

      2.1 CPEL is the successor in interest to Peregrine Enterprises, Inc., a Texas corporation, with respect to a certain Joint Venture Contract, dated April 13, 1993, entered into with China National Green Food Corporation and Amer-China Partners Limited, for the purpose of developing manufacturing and distribution primarily for children's food products in the People's Republic of China (the Joint Venture Project).

      2.2 In recognition of the need for additional financing on both a short and long term basis for the Joint Venture Project, CPEL has agreed to assign of all of its right title and interest in the Joint Venture Contract to CPFC in exchange for an equity position in CPFC.

      2.3 The aforesaid agreement to assign the rights of CPEL to CPFC was and is subject to approval by the Joint Venture participants and the appropriate governmental agency of the People's Republic of China.

      2.4 The Joint Venture participants have approved the aforesaid assignment and the parties to the Joint Venture Contract are awaiting approval of the assignment by the appropriate governmental agency of the People's Republic of China. The Joint Venture participants anticipate that the required approval of the assignment will be forthcoming but are unsure of the time frame within which such approval may be effected.

      2.5 Notwithstanding the foregoing, the participants to the Joint Venture Project desire to continue to move the project forward in accordance with the Joint Venture Contract during the interim period while awaiting final governmental approval of the assignment of CPEL's rights in said Contract to CPFC.

      2.6 The parties acknowledge and agree that, in order to achieve the goals set forth herein, an interim restructure of the operational aspects of the rights to the Joint Venture Contract is necessary and, accordingly, agree as follows.

      3. Basic Agreement. In consideration of the mutual promises contained in this Agreement, the parties agree to the following:

      3.1 Agency Agreement. CPEL, as Principal, hereby appoints CPFC Principal's exclusive Agent for the performance of all acts required of Principal, and in the name of Principal, under the Joint Venture Contract. Agent accepts the appointment.

      a. The agency shall begin on the date of this agreement and continue until terminated in accordance with the provisions of this Agreement.

      b. In furtherance of the agency, Agent undertakes performance of all duties and obligations of Principal under and pursuant to a certain Joint Venture Contract, dated April 13, 1993, entered into with China National Green Food Corporation and Amer-China Partners Limited, for the purpose of developing manufacturing and distribution primarily for children's food products in the People's Republic of China.

      c. As full remuneration for Agent's services, Agent shall be entitled to any and all profit or other remuneration to which Principal is entitled under the Joint Venture Contract.

      d. Unless earlier terminated by the mutual agreement of the parties to this agreement, the term of this Agreement shall be until the assignment of CPEL's rights to the Joint Venture Contract to CPFC is approved by the appropriate governmental agency of the People's Republic of China, at which time this agreement shall terminate and be of no further force or effect.

      e. This Agreement does not constitute an agreement for a partnership or joint venture between Principal and Agent. All expenses and costs incurred by Agent in meeting Agent's obligations under this Agreement shall be solely those of Agent, and Principal shall not be liable for their payment. Agent can make no commitments with third parties that are binding upon Principal without Principal's written consent, and Agent in no way shall hold Agent out as having that power.

      f. This Agreement is personal to both Principal and Agent, and neither party can assign or delegate any rights or duties arising hereunder to a third party, whether by contract, will, or operation of law, without the prior written consent of the other party to this agreement. Any attempt to do so shall be void.

      3.2  Assumption of Obligations.

      a. As a covenant separate from the aforesaid Agency Agreement, CPFC hereby assumes all of the duties and obligations, financial and otherwise, of CPEL under, pursuant to and resulting from a certain Joint Venture Contract, dated April 13, 1993, entered into with China National Green Food Corporation and Amer-China Partners Limited, for the purpose of developing manufacturing and distribution primarily for children's food products in the People's Republic of China.

      b. In consideration of the covenant contained in paragraph 3.2 a. herein, CPFC shall be entitled to any and all profit or other remuneration to which CPEL is entitled under the Joint Venture Contract.

      4. Ratification of Terms of Agreement. The parties will vote their stock and cast their votes as directors of CPFC and vote their partnership interests in CPEL to enable the adoption and ratification by CPEL and CPFC of the terms and conditions of this Agreement.

      5. Agreement Not Assignable. This Agreement may not be assigned by any party without the written consent of the other parties.

      6. Counterparts. This Agreement may be executed in several and separate counterparts which, collectively, shall constitute the operative Agreement among the parties.

      7.   Law Governing.   This Agreement shall be governed by the laws of
the State of Delaware, without consideration of choice of law principles.

      IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.



                                       CHINA PEREGRINE ENTERPRISES, LIMITED
                                       BY: CHINA PEREGRINE INTERNATIONAL, INC.
                                       General Partner of China Peregrine
                                        Enterprises, Limited


                                       By s/Charles Beech
                                       --------------------------------------
                                       Charles Beech, President




                                       CHINA PEREGRINE FOOD CORPORATION


                                       By s/Charles Beech
                                       --------------------------------------
                                       Charles J. Beech, Chairman and
                                        Chief Executive Officer


                                       By s/Dale Reese
                                       --------------------------------------
                                       Dale Reese, Treasurer





s/ Dale Reese                          s/ Charles Beech
-----------------------------          --------------------------------------
Dale Reese                             Charles Beech



                                       TAMARIND MANAGEMENT, LTD.




s/Paul Downes                          By s/Paul Downes
-----------------------------          --------------------------------------
Paul Downes